APPLICATION TO STRIKE FROM LISTING AND REGISTRATION

(1)	Name of Issuer:
United Heritage Corporation (the "Company")

(2)	Class of Securities:
Common stock $.001 Par Value

(3)	Reasons for proposed withdrawal from listing and registration:

Pursuant to Chapter XXVII, paragraph 2260, section 1 of the Rules of the Boston Stock Exchange, Inc. (the "Exchange"), the Exchange is
 filing for delisting of the common stock of the Company due to its failure to maintain mandatory requirements for continued listing.
   Specifically, the Company failed to respond to a request for information, including dues outstanding, additional share, a corporate governance request and additional information described below.

The following is a chronology of events leading up to the Exchange's request to withdraw the common stock of the Company from listing
 and registration.   On December 2, 2004 the Exchange contacted
 Mr. Walter Mize, Chairman, President and CEO of the Company concerning the following items: dues outstanding; an update on a merger; an update on a potential Nasdaq suspension; a request for additional shares and an update on corporate governance matters.
   The Exchange provided the Company a deadline of December 17, 2004
 to respond.   On December 15, 2004 the Exchange sent a reminder
 notice to the Company about the December 17, 2004 deadline.
  The Company responded on December 15, 2004 that it was discussing
 the matter with its Board and would advise shortly.   The Exchange
 responded on December 16, 2004 that, if the Company did not provide a response be the deadline that it would be suspended and that, in no event should the Company response be sent later than December
 22, 2004.   The Exchange send a notice to the Company on December
 17, 2004 concerning the pending suspension deadline.
 The Company requested to discuss this matter and the Exchange provided its phone number and returned the Company call and left
a message.   The Company was suspended at the opening of trading
 on December 20, 2004.   No additional correspondence has been
 received from the Company.

Based on the foregoing, it is proposed to remove the common stock from listing and registration effective at the opening of business on Thursday May 18, 2006.

BOSTON STOCK EXCHANGE, INCORPORATED

Date:	May 10, 2006
By: ____________________________
Anthony K. Stankiewicz, Esq.
VP, CGO